EXHIBIT 10.13

IHS INC.

HEDGING AND PLEDGING POLICY

Effective Date: April 8, 2014

Hedging Policy
No executive officer or director of IHS is permitted to purchase or use, directly or indirectly through family members or other persons or entities, financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge, offset, or profit from any decrease in the market value of IHS’ common stock.

Pledging Policy
Directors and executive officers of IHS are required to have “pre-clearance” before holding IHS securities in margin accounts or pledging IHS securities as collateral. Only directors and executive officers that have met their ownership guideline may request to hold IHS securities in margin accounts or pledge IHS securities as collateral.